Certification of Annual Report (Form N-CSR)


We, the undersigned, hereby certify, based on our knowledge, that the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows of the Bruce Fund as of the 12 months ended June 30, 2004.

We also hereby certify that the disclosure controls and procedures in place, and internal controls over its financial reporting are adequately maintained to accurately reflect the financial condition of the Bruce Fund.

Date: September 30, 2004

Name: Robert B. Bruce
Title: Chairman, Chief Compliance Officer

Name: R. Jeffrey Bruce
Title: Secretary